UPLAND SOFTWARE, INC. EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (the “Agreement”) is entered into effective as of December 16, 2022 (the “Effective Date”) by and between Upland Software, Inc., a Delaware corporation (the “Company”), and Karen Cummings (“Executive”).
RECITALS
WHEREAS, the Company and Executive desire to memorialize the terms of employment of Executive as of the Effective Date.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:
1.Duties and Scope of Employment.
(a)Positions and Duties. As of the Effective Date, Executive will continue to be employed by the Company as Executive Vice President and General Manager of the Company. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.” During the Employment Term, Executive will render such business and professional services in the performance of Executive’s duties as are customarily associated with Executive’s positions within the Company and Executive agrees to perform such other duties and functions as shall from time to time be reasonably assigned or delegated to Executive by the Board of Directors (the “Board”).
(b)Obligations. During the Employment Term, Executive will perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company. During the Employment Term, Executive agrees to devote substantially all of his business time to the Company and shall not engage in any other material employment, occupation or consulting activity with material remuneration without the prior written consent of the Board.
2.At-Will Employment. Executive and the Company agree and acknowledge Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company further agree and acknowledge that this employment relationship (and the Employment Term) may be terminated at any time, with or without cause or good reason, at the option of either Executive or the Company. Executive understands and agrees that neither Executive’s job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Executive’s employment with the Company.
3.Compensation.
(a)Base Salary. During the Employment Term, the Company will pay Executive as compensation for Executive’s services a base salary at the annualized rate of $300,000 (the “Base

Salary”). The Base Salary will be paid in regular installments in accordance with the Company’s normal payroll practices (subject to required withholding). During the Employment Term, Executive’s compensation shall be reviewed by the Board from time to time and at least once every 12 months. Any increase or decrease in Base Salary (together with the then existing Base Salary) shall serve as the “Base Salary” under this Agreement. The first and last payment will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.
(b)Target Bonus. During the Employment Term, Executive will be eligible to receive an annual bonus targeted at 50% of Executive’s Base Salary, less applicable withholdings, upon achievement of performance objectives to be determined by the Board in its sole discretion, 50% of which shall be based upon achievement of Adjusted EBITDA targets and 50% of which shall be based upon the achievement of acquisitions targets as determined from time to time by the Board (the “Target Bonus”). Any Bonus will be earned only if the Company achieves the annual performance objectives during the designated time period and Executive is continuously employed by the Company on the date that such performance objectives are achieved. The actual amount of the Bonus may be less than or greater than the Target Bonus based on the level at which the Company achieves the annual performance objectives during the designated time period. The Company shall pay such Bonus at the same time as bonuses are normally paid to senior management, unless the Board approves an exception for payment of a particular bonus on a case by case basis, but in any event, any earned Bonus shall be paid no later than two months and 15 days after the end of the Company’s taxable year in which such Bonus was earned.
(c)Equity. Executive shall be entitled to receive annual equity grants of stock as determined appropriate by a duly-appointed committee of the Company’s board of directors.
4.Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.
5.Vacation. Executive will be entitled to paid vacation generally applicable to the senior executives of the Company, in accordance with the Company’s vacation policy.
6.Business Expenses. During the Employment Term, the Company will reimburse Executive for reasonable travel, entertainment and other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time (the “Expense Reimbursement”).
7.Severance.
(a)For Cause Termination by the Company; Voluntary Termination without Good Reason by Executive. If the Company terminates Executive’s employment for Cause or if Executive terminates Executive’s employment voluntarily without Good Reason, then Executive will (i) receive the earned but unpaid compensation and earned but unpaid Bonus through the date of termination, (ii) any accrued but unpaid vacation pay for the fiscal year during which the termination occurs and Expense Reimbursement and (iii) not receive any other compensation or benefits from the Company except as may be required by law or in accordance with established Company plans and policies; provided, however, nothing herein shall be deemed to alter or affect Executive’s vested rights in any pension, 401(k) or other benefit plan with the Company, if any.
(b)Termination Without Cause by the Company; Termination For Good Reason by Executive. If the Company terminates Executive’s employment without Cause or if Executive terminates Executive’s employment for Good Reason, then Executive shall be entitled to receive (i) any earned but unpaid compensation, earned but unpaid Bonus, and accrued but unpaid vacation pay and any Expense Reimbursement, (ii) severance in the form of continuation of Executive’s Base Salary in effect on the effective date of termination for a period of twelve (12) months after the date of such termination to be paid periodically in accordance with the Company’s normal payroll practices, and
(iii) reimbursement of any health care benefit continuation premiums for a period of twelve (12) months after the date of such termination, provided Executive timely elects continuation of coverage under COBRA or applicable state law; provided, further, that such COBRA premium reimbursements set forth in clause (iii) shall terminate upon commencement of new employment by an employer that offers health care coverage to its employees and Executive shall be required to notify the Company of such other employment prior to the effective date thereof. Notwithstanding the foregoing, upon Executive’s material breach of this Agreement or the Proprietary Information Agreement (as defined in Section 11), the Company shall no longer be obligated to pay any amounts set forth in clauses (ii) and (iii), and Executive shall not be entitled to receive any further monthly installments of the severance payments set forth in clauses (ii) and (iii).
(c)Section 409A.
(i)Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of Executive’s termination (other than due to death), and the severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) that are payable within the first six (6) months following Executive’s termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his termination but prior to the six (6) month anniversary of his termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
(ii)Any amount paid under the Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of Section 7(c)(i) above.
(iii)Any amount paid under the Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit shall not constitute Deferred Compensation Separation Benefits for purposes of Section 7(c)(i) above. For purposes of this Section 7(c), “Section 409A Limit” will mean the lesser of two (2) times: (A) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.
8.Death or Disability. The Employment Term and Executive’s employment shall terminate upon Executive’s death or Disability. Upon termination of Executive’s employment for either death or Disability, Executive or Executive’s estate, as the case may be, shall be entitled to receive any earned but unpaid compensation, earned but unpaid Bonus, and accrued but unpaid vacation pay and any Expense Reimbursement. Further, any equity grants which are unvested at the time of the termination of the Executive’s employment due to death or Disability shall automatically accelerate and become fully vested effective upon the date of such termination. Upon termination of Executive’s employment due to death or Disability pursuant to this Section 8, Executive or Executive’s estate, as the case may be, shall have no further rights to any compensation or any other benefits under this Agreement except as explicitly provided herein. All other benefits, if any, due Executive following Executive’s termination for death or Disability shall be determined in accordance with established Company plans and practices.
9.Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 9, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive's severance and other benefits will be either: (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such severance and other benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance and other benefits, notwithstanding that all or some portion of such severance and other benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 9 will be made in writing by the Company’s independent public accountants immediately prior to a Change of Control (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 9, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 9. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section

9. In the event the Accountants determine that this Section 9 requires a reduction in Executive's severance or other benefits, the reduction will occur in the following order: reduction of cash payments; reduction of employee benefits; cancellation of accelerated vesting of equity awards; cancellation of equity awards that are considered to be contingent upon the Change of Control transaction. If Executive fails to make an appropriate reduction election within the reasonable time period determined by the Board, in its sole discretion, the order of reduction shall be determined by the Board.
10.Definitions.
(a)Change of Control. For purposes of this Agreement, “Change of Control” means
(X) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any merger, consolidation or other form of reorganization in which outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiary, but excluding any transaction effected primarily for the purpose of changing the Company’s jurisdiction of incorporation), unless the Company’s stockholders of record as constituted immediately prior to such transaction or series of related transactions will, immediately after such transaction or series of related transactions hold at least a majority of the voting power of the surviving or acquiring entity or (Y) a sale of all or substantially all of the assets of the Company.
(b)Cause. For purposes of this Agreement, “Cause” means (i) Executive’s willful failure to perform the duties and obligations of Executive’s position with the Company; (ii) any material act of personal dishonesty, fraud or misrepresentation taken by Executive which was intended to result in substantial gain or personal enrichment of Executive at the expense of the Company;
(iii) Executive’s violation of a federal or state law or regulation applicable to the Company’s business which violation was or is reasonably likely to be materially injurious to the Company; (iv) Executive’s conviction of, or plea of nolo contendere or guilty to, a felony under the laws of the United States or any State, excluding felonies for minor traffic violation and vicarious liability (so long as Executive did not know of the felony and did not willfully violate the law); or (v) Executive’s material breach of the terms of this Agreement or the Proprietary Information Agreement (as defined in Section 11).
(c)Good Reason. For purposes of this Agreement, “Good Reason” means, (i) without Executive’s consent, a material reduction of Executive’s duties or responsibilities relative to Executive’s duties or responsibilities as in effect immediately prior to such reduction; provided, however, any reduction in Executive’s duties or responsibilities resulting solely from the Company being acquired by and made a part of a larger entity (as, for example, when a chief executive officer becomes an employee of the acquiring corporation following a Change of Control but is not the chief executive officer of the acquiring corporation) shall not constitute Good Reason; (ii) without Executive’s written consent, a material reduction in the Base Salary of Executive as in effect immediately prior to such reduction, unless such reduction is part of a reduction in expenses generally affecting senior executives of the Company; (iii) without Executive’s consent, a material reduction by the Company in the kind or level of employee benefits to which Executive was entitled immediately prior to such reduction, with the result that Executive’s overall benefits package is materially reduced, unless such reduction is part of a reduction in benefits generally affecting senior executives of the Company or (iv) without Executive’s consent, his relocation to a facility or a location more than twenty-five (25) miles from his present working locations (currently Austin, Texas). Good Reason shall not exist unless Executive provides (i) notice to the Company within ninety (90) days of the initial existence of the condition triggering Good Reason and (ii) the Company the opportunity of at least thirty (30) days to cure such condition.
(d)Disability. For purposes of this Agreement, “Disability” means Executive’s inability to perform Executive’s duties due to Executive’s physical or mental incapacity, as reasonably determined by the Board or its designee, for an aggregate of 180 days in any 365 consecutive day period.
11.Confidential Information. Executive confirms Executive’s obligations under the Employee Proprietary Information Agreement entered into by the Company and Executive on or about the date hereof (the “Proprietary Information Agreement”).
12.Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. None of the obligations of Executive under this Agreement may be assigned or transferred. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.
13.Notices. All notices, requests, demands and other communications called for under this Agreement shall be in writing and shall be delivered personally by hand or by courier, mailed by United States first-class mail, postage prepaid, or sent by facsimile directed to the party to be notified at the address or facsimile number indicated for such party on the signature page to this Agreement, or at such other address or facsimile number as such party may designate by ten (10) days’ advance written notice to the other parties hereto. All such notices and other communications shall be deemed given upon personal delivery, three (3) days after the date of mailing, or upon confirmation of facsimile transfer.
14.Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.
15.Arbitration.
(a)Executive agrees that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in Austin, Texas in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.
(b)The arbitrator(s) will apply Texas law to the merits of any dispute or claim, without reference to rules of conflicts of law.    The arbitration proceedings will be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Executive hereby consents to the personal jurisdiction of the state and federal courts located in Texas for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.
(c)EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, DISCRIMINATION CLAIMS.
16.Term. The term of this Agreement shall commence on the Effective Date and continue until the earlier of (i) the third anniversary of the Effective Date, or (ii) or the end of the Employment Term. Notwithstanding the foregoing, Sections 2 and 7 – 21 of this Agreement shall survive any such termination or expiration.
17.Integration. This Agreement, together with any Restricted Stock Award or Option agreements outstanding on the Effective Date, the Proprietary Information Agreement, and the Indemnification Agreement between the Company and Executive, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. To the extent that any provision of the Proprietary Information Agreement conflicts with a provision of this Agreement, this Agreement shall control. No waiver, alteration or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.
18.No Waiver. Other than expressly set forth herein, nothing in this Agreement constitutes or shall be deemed to constitute a waiver of, or otherwise reduce, affect or impair, any of the rights or remedies available to Executive under any applicable law or at equity, all of such rights or remedies being hereby expressly reserved.
19.Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.
20.Governing Law; Consent to Personal Jurisdiction. THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD FOR CONFLICTS OF LAWS PRINCIPLES. SUBJECT TO THE ARBITRATION PROVISION IN SECTION 15, I HEREBY EXPRESSLY CONSENT TO THE PERSONAL JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN TEXAS FOR ANY LAWSUIT FILED

THERE AGAINST ME BY THE COMPANY CONCERNING MY EMPLOYMENT OR THE TERMINATION OF MY EMPLOYMENT OR ARISING FROM OR RELATING TO THIS AGREEMENT.
21.Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s private attorney, Executive has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
[signature page follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.
“COMPANY”
Upland Software, Inc.
By: /s/John T. McDonald         Name: John T. McDonald     Title: Chairman and CEO

“EXECUTIVE”
    By: /s/ Karen Cummings
    Karen Cummings

INDEMNIFICATION AGREEMENT

THIS AGREEMENT is entered into, effective as December , 2022 of by and between Upland Software, Inc., a Delaware corporation (the “Company”), and Karen Cummings (“Indemnitee”).
WHEREAS, it is essential to the Company to retain and attract as directors and officers the most capable persons available;
WHEREAS, Indemnitee is a director and/or officer of the Company;
WHEREAS, both the Company and Indemnitee recognize the increased risk of litigation and other claims currently being asserted against directors and officers of corporations;
WHEREAS, the Certificate of Incorporation and Bylaws of the Company require the Company to indemnify and advance expenses to its directors and officers to the fullest extent permitted under Delaware law, and the Indemnitee has been serving and continues to serve as a director and/or officer of the Company in part in reliance on the Company’s Certificate of Incorporation and Bylaws; and
WHEREAS, in recognition of Indemnitee’s need for (i) substantial protection against personal liability based on Indemnitee’s reliance on the aforesaid Certificate of Incorporation and Bylaws,
(ii) specific contractual assurance that the protection promised by the Certificate of Incorporation and Bylaws will be available to Indemnitee (regardless of, among other things, any amendment to or revocation of the Certificate of Incorporation and Bylaws or any change in the composition of the Company’s Board of Directors or acquisition transaction relating to the Company), and (iii) an inducement to provide effective services to the Company as a director and/or officer, the Company wishes to provide in this Agreement for the indemnification of and the advancing of expenses to Indemnitee to the fullest extent (whether partial or complete) permitted under Delaware law and as set forth in this Agreement, and, to the extent insurance is maintained, to provide for the continued coverage of Indemnitee under the Company’s directors’ and officers’ liability insurance policies.
NOW, THEREFORE, in consideration of the above premises and of Indemnitee continuing to serve the Company directly or, at its request, with another enterprise, and intending to be legally bound hereby, the parties agree as follows:
1.Certain Definitions:
(a)“Board” shall mean the Board of Directors of the Company.
(b)“Affiliate” shall mean any corporation or other person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.
(c)A “Change in Control” shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the total voting power represented by the Company’s then outstanding Voting Securities, or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director (provided such director’s election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the Board, or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other entity in which the Voting Securities of the Company outstanding immediately prior thereto would not continue to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 70% of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all of the Company’s assets.
(d)“Expenses” shall mean any expense, liability, or loss, including without limitation attorneys’ fees, judgments, fines, ERISA excise taxes and penalties, amounts paid or to be paid in settlement, any interest, assessments, or other charges imposed thereon, any federal, state, local, or foreign taxes imposed as a result of the actual or deemed receipt of any payments under this Agreement, and all other costs and obligations, paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing for any of the foregoing in, any Proceeding relating to any Indemnifiable Event.
(e)“Indemnifiable Event” shall mean any event or occurrence that takes place either prior to or after the execution of this Agreement, related to the fact that Indemnitee is or was a director or officer of the Company, or while a director or officer is or was serving at the request of the Company as a director, officer, employee, trustee, agent, or fiduciary of another foreign or domestic corporation, partnership, joint venture, employee benefit plan, trust, or other enterprise, or was a director, officer, employee, or agent of a foreign or domestic corporation that was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation, or related to anything done or not done by Indemnitee in any such capacity, whether or not the basis of the Proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, or agent of the Company, as described above.
(f)“Independent Counsel” shall mean the person or body appointed in connection with Section 3.
(g)“Proceeding” shall mean any threatened, pending, or completed action, suit, or proceeding or any alternative dispute resolution mechanism (including an action by or in the right of the Company), or any inquiry, hearing, or investigation, whether conducted by the Company or any other party, that Indemnitee in good faith believes might lead to the institution of any such action, suit, or proceeding, whether civil, criminal, administrative, investigative, or other.
(h)“Reviewing Party” shall mean the person or body appointed in accordance with Section 3.
(i)“Voting Securities” shall mean any securities of the Company that vote generally in the election of directors.

2.Agreement to Indemnify.
(a)General Agreement. In the event Indemnitee was, is, or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Proceeding by reason of (or arising in part out of) an Indemnifiable Event, the
Company shall indemnify Indemnitee from and against any and all Expenses to the fullest extent permitted by law, as the same exists or may hereafter be amended or interpreted (but in the case of any such amendment or interpretation, only to the extent that such amendment or interpretation permits the Company to provide broader indemnification rights than were permitted prior thereto). The parties hereto intend that this Agreement shall provide for indemnification in excess of that expressly permitted by statute, including, without limitation, any indemnification provided by the Company’s Certificate of Incorporation, its Bylaws, vote of its stockholders or disinterested directors, or applicable law.
(b)Initiation of Proceeding. Notwithstanding anything in this Agreement to the contrary, Indemnitee shall not be entitled to indemnification pursuant to this Agreement in connection with any Proceeding initiated by Indemnitee against the Company or any director or officer of the Company unless (i) the Company has joined in or the Board has consented to the initiation of such Proceeding; (ii) the Proceeding is one to enforce indemnification rights under Section 5; or (iii) the Proceeding is instituted after a Change in Control (other than a Change in Control approved by a majority of the directors on the Board who were directors immediately prior to such Change in Control).
(c)Expense Advances. If so requested by Indemnitee, the Company shall advance (within fifteen (15) business days of such request) any and all Expenses to Indemnitee (an “Expense Advance”). The Indemnitee shall qualify for such Expense Advances upon the execution and delivery to the Company of this Agreement which shall constitute an undertaking providing that the Indemnitee undertakes to repay such Expense Advances if and to the extent that it is ultimately determined by a court of competent jurisdiction in a final judgment, not subject to appeal, that Indemnitee is not entitled to be indemnified by the Company pursuant to the terms of this Agreement. Indemnitee’s obligation to reimburse the Company for Expense Advances shall be unsecured and no interest shall be charged thereon. This Section 2(c) shall not apply to any claim made by Indemnitee for which indemnification is not available pursuant to Section 2(b) or 2(f).
(d)Mandatory Indemnification. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any Proceeding relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter therein, Indemnitee shall be indemnified against all Expenses incurred in connection therewith that are indemnifiable pursuant to the terms of this Agreement.
(e)Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.
(f)Prohibited Indemnification. No indemnification pursuant to this Agreement shall be paid by the Company on account of any Proceeding in which judgment is rendered against Indemnitee for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Company pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of any federal, state, or local laws.

3.Reviewing Party. Prior to any Change in Control, the Reviewing Party shall be any appropriate person or body consisting of a member or members of the Board or any other person or body who is not a party to the particular Proceeding with respect to which Indemnitee is seeking indemnification, in each case as appointed by the Board, or if all members of the Board are a party to such Proceeding, the Independent Counsel referred to below; after a Change in Control, the
Independent Counsel referred to below shall become the Reviewing Party. With respect to all matters arising after a Change in Control (other than a Change in Control approved by a majority of the directors on the Board who were directors immediately prior to such Change in Control) concerning the rights of Indemnitee to indemnity payments and Expense Advances under this Agreement or any other agreement or under applicable law or the Company’s Certificate of Incorporation or Bylaws now or hereafter in effect relating to indemnification for Indemnifiable Events, the Company shall seek legal advice only from Independent Counsel selected by Indemnitee and approved by the Company (which approval shall not be unreasonably withheld), and who has not otherwise performed services for the Company or the Indemnitee (other than in connection with indemnification matters) within the last five years. The Independent Counsel shall be a partner or shareholder (or other similar position) in a reputable law firm and shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. Such counsel, among other things, shall render its written opinion to the Company and Indemnitee as to whether and to what extent the Indemnitee should be permitted to be indemnified under applicable law. The Company agrees to pay the reasonable fees of the Independent Counsel and to indemnify fully such counsel against any and all expenses (including attorneys’ fees), claims, liabilities, loss, and damages arising out of or relating to this Agreement or the engagement of Independen t Counsel pursuant hereto.
4.Indemnification Process and Appeal.
(a)Indemnification Payment. Indemnitee shall be entitled to indemnification of Expenses, and shall receive payment thereof, from the Company in accordance with this Agreement as soon as practicable after Indemnitee has made written demand on the Company for indemnification, unless the Reviewing Party has given a written opinion to the Company and Indemnitee that Indemnitee is not entitled to indemnification under applicable law; provided, however, that such opinion shall not be required to be given to Indemnitee if it could reasonably be expected to waive any attorney-client privilege.
(b)Suit to Enforce Rights. Regardless of any action by the Reviewing Party, if Indemnitee has not received full indemnification within thirty (30) days after making a demand in accordance with Section 4(a), Indemnitee shall have the right to enforce its indemnification rights under this Agreement by commencing litigation in any court in the State of Texas or the State of Delaware having subject matter jurisdiction thereof seeking an initial determination by the court or challenging any determination by the Reviewing Party or any aspect thereof. The Company hereby consents to service of process and to appear in any such proceeding. The remedy provided for in this Section 4 shall be in addition to any other remedies available to Indemnitee at law or in equity.
(c)Defense to Indemnification, Burden of Proof, and Presumptions. It shall be a defense to any action brought by Indemnitee against the Company to enforce this Agreement (other than an action brought to enforce a claim for Expenses incurred in defending a Proceeding in advance of its final disposition) that it is not permissible under applicable law for the Company to indemnify Indemnitee for the amount claimed. In connection with any such action or any determination by the Reviewing Party or otherwise as to whether Indemnitee is entitled to be indemnified hereunder, the burden of proving such a defense or determination shall be on the Company. Neither the failure of the

Reviewing Party or the Company (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action by Indemnitee that indemnification of the claimant is proper under the circumstances because Indemnitee has met the standard of conduct set forth in applicable law, nor an actual determination by the Reviewing Party or Company (including its Board, independent legal counsel, or its stockholders) that the Indemnitee had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. For purposes of this Agreement, the termination of any claim, action, suit, or proceeding, by judgment, order, settlement (whether with or without court approval), conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.
5.Indemnification for Expenses Incurred in Enforcing Rights. The Company shall indemnify Indemnitee against any and all Expenses that are incurred by Indemnitee and, if requested by the Company, approved by Independent Counsel (following such Independent Counsel’s determination that Indemnitee was entitled to such Expenses under this Agreement) in connection with any action brought by Indemnitee for
(i)indemnification or advance payment of Expenses by the Company under this Agreement or any other agreement or under applicable law or the Company’s Certificate of Incorporation or Bylaws now or hereafter in effect relating to indemnification for Indemnifiable Events, and/or
(ii)recovery under directors’ and officers’ liability insurance policies maintained by the Company, but in the case of 5(i) and (ii), only in the event that Indemnitee ultimately is determined to be entitled to such indemnification or insurance recovery, as the case may be, under this Agreement or any other agreement or under applicable law or the Company’s Certificate of Incorporation or Bylaws now or hereafter in effect. In addition, the Company shall, if so requested by Indemnitee, advance the foregoing Expenses to Indemnitee, subject to and in accordance with Section 2(c).
6.Notification and Defense of Proceeding.
(a)Notice. Promptly after receipt by Indemnitee of notice of the commencement of any Proceeding, Indemnitee shall, if a claim in respect thereof is to be made against the Company under this Agreement, notify the Company of the commencement thereof; but the omission so to notify the Company will not relieve the Company from any liability that it may have to Indemnitee, except as provided in Section 6(c).
(b)Defense. With respect to any Proceeding as to which Indemnitee notifies the Company of the commencement thereof, the Company will be entitled to participate in the Proceeding at its own expense and except as otherwise provided below, to the extent the Company so wishes, it may assume the defense thereof with counsel reasonably satisfactory to Indemnitee. After notice from the Company to Indemnitee of its election to assume the defense of any Proceeding, the Company shall not be liable to Indemnitee under this Agreement or otherwise for any Expenses subsequently incurred by Indemnitee in connection with the defense of such Proceeding other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to employ legal counsel in such Proceeding, but all Expenses related thereto incurred after notice from the

Company of its assumption of the defense shall be at Indemnitee’s expense unless: (i) the employment of legal counsel by Indemnitee has been authorized by the Company, (ii) Indemnitee has reasonably determined that there may be a conflict of interest between Indemnitee and the Company in the defense of the Proceeding, (iii) such Expenses are incurred after a Change in Control (other than a Change in Control approved by a majority of the directors on the Board who were directors immediately prior to such Change in Control), or (iv) the Company shall not in fact have employed counsel to assume the defense of such Proceeding, in each of which cases all Expenses of the Proceeding shall be borne by the Company. The Company shall not be entitled to assume the defense of any Proceeding brought by or on behalf of the Company or as to which Indemnitee shall have made the determination provided for in (ii), (iii) or (iv) above.
(c)Settlement of Claims. The Company shall not be liable to indemnify Indemnitee under this Agreement or otherwise for any amounts paid in settlement of any Proceeding effected without the Company’s written consent, such consent not to be unreasonably withheld; provided, however, that if a Change in Control has occurred (other than a Change in Control approved by a majority of the directors on the Board who were directors immediately prior to such Change in Control), the Company shall be liable for indemnification of Indemnitee for amounts paid in settlement if the Independent Counsel has approved such payment under this Agreement after review of the settlement. The Company shall not settle any Proceeding in any manner that would impose any penalty or limitation on Indemnitee (other than penalties or limitations in the form of a monetary obligation for which the Company would reimburse Indemnitee) without Indemnitee’s written consent. The Company shall not be liable to indemnify the Indemnitee under this Agreement with regard to any judicial award if the Company was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such action; the Company’s liability hereunder shall not be excused if participation in the Proceeding by the Company was barred by this Agreement.
7.Non-Exclusivity. The rights of Indemnitee hereunder shall be in addition to any other rights Indemnitee may have under the Company’s Certificate of Incorporation, Bylaws, applicable law, or otherwise; provided, however, that this Agreement shall supersede any prior indemnification agreement between the Company and the Indemnitee. To the extent that a change in applicable law (whether by statute or judicial decision) permits greater indemnification than would be afforded currently under the Company’s Certificate of Incorporation, Bylaws, applicable law, or this Agreement, it is the intent of the parties that Indemnitee enjoy by this Agreement the greater benefits so afforded by such change.
8.Liability Insurance.
(a)The Company hereby covenants and agrees that, so long as the Indemnitee shall continue to serve as an agent of the Company and thereafter so long as Indemnitee shall be subject to any possible proceeding by reason of the fact that the Indemnitee was an agent of the Company, the Company, subject to Section 8(b), shall use reasonable efforts to obtain and maintain in full force and effect directors’ and officers’ liability insurance (“D&O Insurance”) in reasonable amounts from established and reputable insurers and Indemnitee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Company director or officer.
(b)Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain D&O Insurance if the Company determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided, or the coverage is reduced by exclusions so as to provide an insufficient benefit.

9.Period of Limitations. No legal action shall be brought and no cause of action shall be asserted by or on behalf of the Company or any Affiliate of the Company against Indemnitee, Indemnitee’s spouse, heirs, executors, or personal or legal representatives after the expiration of two (2) years from the date of accrual of such cause of action, or such longer period as may be required by state law under the circumstances. Any claim or cause of action of the Company or its Affiliate shall be extinguished and deemed released unless asserted by the timely filing and notice of a legal action within such period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action, the shorter period shall govern.
10.Amendment of this Agreement. No supplement, modification, or amendmen of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be binding unless in the form of a writing signed by the party against whom enforcement of the waiver is sought, and no such waiver shall operate as a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. Except as specifically provided herein, no failure to exercise or any delay in exercising any right or remedy hereunder shall constitute a waiver thereof.
11.Subrogation. Except with regard to the Company’s primary obligations, as set forth in Section 12 hereof, in the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.
12.No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any claim made against Indemnitee to the extent Indemnitee has otherwise received payment (under any insurance policy, Bylaw, or otherwise) of the amounts otherwise indemnifiable hereunder; provided, however, that if Indemnitee is a representative of an investment fund and/or such fund’s affiliates (collectively, the “Fund Indemnitors”) and has rights to indemnification, advancement of expenses and/or insurance provided by or with respect to such Fund Indemnitors, then (a) the Company hereby agrees that its obligations to Indemnitee under this Agreement or any other agreement or undertaking to provide advancement, indemnification or both to Indemnitee are primary, and any obligation of the Fund Indemnitors to provide advancement or indemnification for any Expenses, judgments, fines and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines and amounts paid in settlement) incurred by Indemnitee are secondary, and (b) if the Fund Indemnitors pays or causes to be paid, for any reason, any amounts otherwise indemnifiable hereunder or under any other indemnification agreement with Indemnitee (whether pursuant to the Bylaws or Certificate or another contract), then (i) the Fund Indemnitors shall be fully subrogated to all rights of Indemnitee with respect to such payment and (ii) the Company shall fully indemnify, reimburse and hold harmless the Fund Indemnitors for all such payments actually made by the Fund Indemnitors. In addition, the Company hereby unconditionally and irrevocably waives, relinquishes, releases, and covenants and agrees not to exercise, any rights that the Company may now have or hereafter acquires against the Fund Indemnitors or Indemnitee that arise from or relate to contribution, subrogation or any other recovery of any kind under this Agreement or any other indemnification agreement (whether pursuant to the Bylaws or Certificate or another contract). The Company and Indemnitee hereby agree that this Section 12 shall be deemed exclusive and shall be deemed to modify, amend and clarify any right to indemnification or advancement provided to Indemnitee under any other contract, agreement or document with the Company. The Fund Indemnitors (if any) are express third party beneficiaries of this Section 12.

13.Duration of Agreement. This Agreement shall continue until and terminate upon the later of (a) ten (10) years after the date that Indemnitee shall have ceased to serve as a director or officer of the Company or (b) one (1) year after the final termination of any Proceeding, including any appeal, then pending in respect of which Indemnitee is granted rights of indemnification or advancement of Expenses hereunder and of any proceeding commenced by Indemnitee pursuant to Section 4(b) of this Agreement relating thereto.
14.Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation, or otherwise to all or substantially all of the business and/or assets of the Company), assigns, spouses, heirs, and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation, or otherwise) to all, substantially all, or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The indemnification provided under this Agreement shall continue as to Indemnitee for any action taken or not taken while serving in an indemnified capacity pertaining to an Indemnifiable Event even though Indemnitee may have ceased to serve in such capacity at the time of any Proceeding.
15.Severability. If any provision (or portion thereof) of this Agreement shall be held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable, the remaining provisions shall remain enforceable to the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of this Agreement containing any provision held to be invalid, void, or otherwise unenforceable, that is not itself invalid, void, or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, void, or unenforceable.
16.Contribution. To the fullest extent permissible under applicable law, whether or not the indemnification provided for in this Agreement is available to Indemnitee for any reason whatsoever, the Company shall pay all or a portion of the amount that would otherwise be incurred by Indemnitee for Expenses in connection with any claim relating to an Indemnifiable Event, as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).
17.Governing Law; Forum. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in such State without giving effect to its principles of conflicts of laws. The Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement may be brought in the Delaware Court of Chancery, (ii) consent to submit to the jurisdiction of the Delaware Court of Chancery for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court of Chancery, and (iv) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court of Chancery has been brought in an improper or inconvenient forum.
18.Notices. All notices, demands, and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand,

against receipt, or mailed, postage prepaid, certified or registered mail, return receipt requested, and addressed to the Company at:
Upland Software, Inc.
401 Congress Ave., Suite 2950
Austin, Texas 78701
Attention: Chief Executive Officer
and to Indemnitee at the address set forth below Indemnitee’s signature hereto.
Notice of change of address shall be effective only when given in accordance with this Section. All notices complying with this Section shall be deemed to have been received on the date of hand delivery or on the third business day after mailing.
19.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day specified above.

UPLAND SOFTWARE, INC.,
a Delaware corporation

By:     /s/ John T. McDonald
John T. McDonald
Chief Executive Officer

INDEMNITEE

By: /s/ Karen Cummings
    Karen Cummings